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                                                                  Exhibit 23.01



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos 333-31115, and 333-38833) pertaining to the 1996 Incentive Stock Option Plan, 1996 Incentive Stock Option Plan No. 2, 1997 Employee Stock Purchase Plan and 1997 Equity Incentive Plan of At Home Corporation of our report dated January 19, 1998, (except for Note 12, as to which the date is March 18, 1998 and Note 1, as to which the date is January 11, 1999), included in the Annual Report on Form 10-K of At Home Corporation for the year ended December 31, 1997, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.


                                                           /s/ ERNST & YOUNG LLP



San Jose, California
February 8, 1999